EXHIBIT 99.1

                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001


            Pioneer Initiating Sidetrack Operations on Harrier Field,
                                Updating Guidance


Dallas, Texas, September 7, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) announced today that it has shut in production from the Harrier field in the Falcon Corridor of the deepwater Gulf of Mexico as a result of early water encroachment. A sidetrack well is expected to spud in mid-September to access an adjacent fault block in the field and could be producing by the end of October. Proved reserves for the Falcon Corridor are not expected to change significantly as any impact to Harrier reserves should be offset by reserve additions related to better than expected production data for the Falcon field.

Pioneer plans to initiate a drilling campaign in the Falcon Corridor during the first half of 2005 that is expected to include two to three exploration wells and another sidetrack targeting additional reserves.

Pioneer expects total company production for the third quarter to average 180,000 to 185,000 barrels oil equivalent per day, reflecting the impact of downtime for the above mentioned Harrier operations and weather-related downtime on the Canyon Express and Devils Tower systems stemming from personnel evacuations for hurricanes Charlie and Earl. The new third quarter production range does not include allowances for any additional downtime related to weather.

In Argentina, the government continues to take steps to limit increases in domestic gasoline prices in the face of rising oil prices, including increases in oil export taxes. In early August, the oil export tax was increased from a flat 25% to a range of 25% to 45% (effective rates of 20% to 31%), with the highest rate effective for export sales occurring when West Texas Intermediate prices reach $45 or more per barrel. While Pioneer does not currently export any of its oil production, the Company is currently negotiating domestic sales prices which are expected to be retroactive to August 6 and move toward parity with export price realizations. Argentine liquids sales currently represent approximately 15% of Pioneer's worldwide liquids production.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com .

Pioneer has filed with the SEC a registration statement containing the joint proxy statement-prospectus to be used by Pioneer to solicit approval of its stockholders to issue additional stock in the merger and to be used by Evergreen to solicit the approval of its stockholders for the proposed merger. Pioneer has also filed other documents concerning the proposed merger. You are urged to read the registration statement and the joint proxy statement-prospectus regarding the proposed merger because they contain important information. You can obtain a free copy of the joint proxy statement-prospectus including the registration statement, as well as other filings containing information about Pioneer at the SEC's Internet Site (http://www.sec.gov). Copies of the joint proxy statement-prospectus can also be obtained without charge, by directing a request to: Pioneer Natural Resources Company, Susan Spratlen, 5205 N. O'Connor Blvd., Suite 900, Irving, Texas 75039, or via telephone at 972-969-3583.

Pioneer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pioneer in connection with the proposed merger. Evergreen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Evergreen in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement-prospectus regarding the proposed merger.


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This filing  contains  forward-looking  statements that are made pursuant to the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words "believes,"
"expects,"   "anticipates,"  "intends,"  "estimates,"  or  similar  expressions.
Forward-looking statements relating to expectations about future results or events are based upon information available to Pioneer and Evergreen as of today's date, and neither Pioneer nor Evergreen assumes any obligations to
update  any  of  these  statements.   The  forward-looking  statements  are  not
guarantees  of the future  performance  of Pioneer,  Evergreen  or the  combined
company,   and  actual  results  may  vary   materially  from  the  results  and
expectations discussed. For instance, although Pioneer and Evergreen have signed an agreement for a subsidiary of Pioneer to merge with Evergreen, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the stockholders of Pioneer and Evergreen or government approvals or fail to satisfy conditions to closing. Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Evergreen into Pioneer's business, and each company's ability to compete in the highly competitive oil and gas exploration and production industry. The revenues, earnings and business prospects of Pioneer and the combined company and their ability to achieve
planned  business   objectives  will  be  subject  to  a  number  of  risks  and uncertainties. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are identified from time to time in Pioneer's SEC reports and public announcements.





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